Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Vascular Biogenics Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price		Fee rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, nominal value of NIS 0.01 (1)	Other (2)	249,857,511	-	$83,286	(2)	.00011020	$9.18
Fees Previously Paid									$0
Total Fees Due for Filing									$9.18
Total Fees Previously Paid									$0
Total Fee Offsets									$0
Net Fee Due									$9.18

(1) Relates to ordinary shares, of a nominal value of NIS 0.01 (“VBL ordinary shares”), of Vascular Biogenics Ltd., an Israeli corporation (“VBL”), issuable to holders of common stock, $0.001 par value per share, warrants and options of Notable Labs, Inc., a Delaware corporation (“Notable”), in the proposed merger of Vibrant Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of VBL, with and into Notable (the “Merger”). The amount of VBL ordinary shares to be registered is based on the estimated number of shares of VBL ordinary shares that are expected to be issued (or reserved for issuance) pursuant to the Merger, without taking into account the effect of a reverse share split of VBL’s ordinary shares, assuming an exchange ratio of approximately 2.2481 shares of VBL ordinary shares for each outstanding share of Notable common stock issuable upon exercise of warrants and options of Notable expected to be outstanding immediately prior to the Merger.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended, based upon an amount equal to one-third of the par value of the Notable securities expected to be exchanged in the Merger. Notable is a private company and no market exists for its securities and Notable has an accumulated capital deficit.